Exhibit 8.1

November 4, 2016

Seaspan Corporation

Unit 2, 2nd Floor Bupa Centre

141 Connaught Road West

Hong Kong

China

Re:	Seaspan Corporation Preferred Shares Offering

Ladies and Gentlemen:

We have acted as counsel for Seaspan Corporation, an entity organized and existing under the laws of the Republic of The Marshall Islands (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) of a prospectus supplement dated November 4, 2016 (the “Prospectus Supplement”) to that certain registration statement on Form F-3 filed on May 23, 2016 (such registration statement, together with the Prospectus Supplement, the “Registration Statement”), for the registration of the Company’s 7.95% Series D Cumulative Redeemable Perpetual Preferred Shares, 8.25% Series E Cumulative Redeemable Perpetual Preferred Shares, 8.20% Series G Cumulative Redeemable Perpetual Preferred Shares, and 7.875% Series H Cumulative Redeemable Perpetual Preferred Shares (collectively, the “Preferred Shares”) with an aggregate offering price of up to $150,000,000.

You have requested our opinion regarding certain United States federal income tax considerations that may be relevant to prospective holders of your Preferred Shares. In rendering our opinion, we have examined and relied upon the truth, accuracy, and completeness of the facts, statements and representations contained in (i) the Registration Statement, (ii) the certificate of the Company and certain of its affiliates (the “Tax Certificate”), and (iii) such other documents, certificates, records, statements and representations made by the Company as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have not, however, undertaken an independent investigation of any factual matters set forth in any of the foregoing.

In addition, we have assumed, with your permission, (i) that the statements and representations concerning the Company and its operations contained in the Registration Statement, and the statements and representations contained in the Tax Certificate, are true, correct and complete and will remain true, correct and complete at all relevant times and (ii) the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon the foregoing and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Registration Statement, we hereby confirm our opinions set forth in the Prospectus Supplement under the heading “Material United States Federal Income Tax Considerations.”

November 4, 2016

We hereby consent to the discussion of this opinion in the Prospectus Supplement, to the filing of this opinion as an exhibit to a report on Form 6-K incorporated by reference into the Registration Statement and to the use of our name under the captions “Legal Matters” in the Registration Statement and “Risk Factors,” “Material United States Federal Income Tax Considerations,” and “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Perkins Coie LLP